EXHIBIT 2.4


                              THIRD AMENDMENT TO
                      STOCK AND ASSET PURCHASE AGREEMENT

      THIS THIRD AMENDMENT TO STOCK AND ASSET PURCHASE AGREEMENT (this "Third Amendment") is made and entered into this 30th day of October 30th, 2001 to be effective as of September 30, 2001 (the "Effective Date") by and among RAPID LINK USA, INC., a Georgia corporation ("Rapid Link USA" or "Sub"); RAPID LINK, INC., a Georgia corporation that is the sole shareholder of the Sub ("RLI" or "Parent"); and DIAL THRU INTERNATIONAL CORPORATION, a Delaware corporation (the "Purchaser"), and John Jenkins, an individual resident of the State of California ("Jenkins"). Parent and Sub are referred to collectively herein as the "Sellers."

                                  Background
                                  ----------

      WHEREAS, the Purchaser and Sellers entered into that certain Stock and Asset Purchase Agreement dated September 18, 2001, as amended by that certain First Amendment to Stock and Asset Purchase Agreement dated September 21, 2001, and as further amended by that certain Second Amendment to Stock and Asset Purchase Agreement dated October 12, 2001 (as amended, the "Agreement"); and

      WHEREAS, the Purchaser and Sellers desire to amend the Agreement in accordance with the terms of this Third Amendment.

      NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the parties hereto agree as follows:

      1.   Amendments to Agreement.

           A. Section 3.1(a)(iii) shall be removed in its entirety and replaced with the following:

                "[RESERVED]"

           B. Section 3.1(a) (iv) shall be removed in its entirety and shall be replaced with the following:

           (iv) $550,000 minus the Advance Payments calculated by the Purchaser to be outstanding as of October 1, 2001, with such balance, if any, payable to the Sellers on or before December 15, 2001.

      C. Section 3.1(b) shall be amended by adding the following to the end of Section 3.1(b):

           "Purchases shall have, at its election, the right to substitute in cash of $550,000 ("Substituted Funds") in place of the Escrowed Stock. Upon receipt by Sellers of the Substituted Funds, the Escrowed Stock shall be immediately release to Jenkins."

      D.   The Agreement shall be amended by adding the following Section 3.1
           (e):

           (e) The parties agree and acknowledge that Sellers' liability for Advance Payments pursuant to Section 3.1(a)(iv) above shall be limited to $550,000. Should the Advance Payments, once calculated by the Purchasers in accordance with this Agreement, exceed $550,000, Sellers shall have no additional liability to Purchaser for same.

      Headings. The headings in this Third Amendment are inserted solely as a matter of convenience and for reference, and are not a part of this Third Amendment.

      3. Counterparts; Copies. This Third Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one counterpart has been signed by each party and delivered to the other party hereto. One or more copies of this Third Amendment may be executed but it shall not be necessary, in making proof of the existence of this Third Amendment, to provide more than one original copy.

      4. Entire Agreement. The Agreement, as amended by this Third Amendment, is the final and entire agreement among the parties regarding the subject matter hereof, and is a complete and exclusive statement of the terms of such agreement. This Third Amendment supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. Neither this Third Amendment, nor the Agreement, nor any provision hereof or thereof, may be changed, waived, discharged, supplemented, or terminated orally, but only by an agreement in writing signed by the party against which the enforcement of such change, waiver, discharge, or termination is sought.

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      IN  WITNESS  WHEREOF,  each  party  hereto  has  executed  this   Third
 Amendment, as of the Effective Date.


 PURCHASER:                         SELLER:
 DIAL THRU INTERNATIONAL            RAPID LINK, INC.
 CORPORATION



 By:  /s/ John Jenkins              By  /s/ Jim Rose
      -----------------------           ---------------------------------
      John Jenkins, President           Jim Rose, Chief Operating Officer



                                    SELLER:
                                    RAPID LINK USA, INC.


                                    By  /s/ Jim Rose
                                        ---------------------------------
                                        Jim Rose, Chief Operating Officer